EXHIBIT 5.3
OPINION OF MUNGER, TOLLES & OLSON LLP
September 30, 2005
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302
Re: Registration Statement on Form S-3 (Registration Nos. 333-114270 and 333-114270-01 and 333-114270-02 and 333-114270-03)
Ladies and Gentlemen:
     We have acted as counsel to Countrywide Financial Corporation, a Delaware corporation (the “Company”), Countrywide Home Loans, Inc., Countrywide Capital V and Countrywide Capital VI in connection with the Registration Statement on Form S-3 (Nos. 333-114270 and 333-114270-01 and 333-114270-02 and 333-114270-03)) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $15,000,000,000 maximum aggregate initial offering price of the securities listed therein.
     This opinion is intended to update the opinion we previously delivered in connection with the initial filing of the Registration Statement and is being delivered to you in connection with the issuance of $500,000,000 aggregate principal amount of the Company’s Floating Rate Subordinated Notes due April 1, 2011 (the “Subordinated Notes”) offered pursuant to the Underwriting Agreement, dated September 27, 2005 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities Inc. and Countrywide Securities Corporation. The Subordinated Notes are issued pursuant to an Indenture, dated as of September 30, 2005, between the Company and The Bank of New York, as Trustee (the “Indenture”) and the Officers’ Certificate dated September 30, 2005 establishing the form and terms of the Subordinated Notes.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than persons signing on behalf of the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than by the Company). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the Subordinated Notes have been duly executed and authenticated as provided by the Indenture and shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Subordinated Notes will constitute the valid and binding obligation of the Company.
     We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section captioned “Certain United States Federal Income and Estate Tax Considerations” in the Prospectus Supplement, dated September 27, 2005, relating to the offering of the Subordinated Notes pursuant to the Registration Statement, to the extent that such statements constitute statements of law, reflect our opinion of the material federal income tax considerations discussed therein. No opinion is expressed on matters other than those specifically referred to herein.
     We hereby consent to the use of this opinion as Exhibit 5.3 and 8.2 to the Registration Statement and to the reference to our name in the Registration Statement and the related prospectus and prospectus supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ MUNGER, TOLLES & OLSON LLP